Exhibit 10.1
[EXECUTION COPY]

$125,000,000

TERM LOAN AGREEMENT

among

NM CAPITAL UTILITY CORPORATION,
as Borrower,

THE LENDERS IDENTIFIED HEREIN,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Administrative Agent

DATED AS OF FEBRUARY 1, 2016

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS	1
1.1. Definitions	1
1.2. Computation of Time Periods and Other Definitional Provisions	16
1.3. Accounting Terms	16
1.4. Time	17
1.5. References to Agreements and Requirement of Laws	17

SECTION 2

CREDIT FACILITY	17
2.1. Loans	17
2.2. [Reserved]	18
2.3. Continuations and Conversions	18
2.4. Minimum Amounts	18
2.5. Evidence of Debt	18

SECTION 3

GENERAL PROVISIONS APPLICABLE TO LOANS	19
3.1. Interest	19
3.2. Payments Generally	19
3.3. Voluntary Prepayments	21
3.4. Mandatory Prepayments	21
3.5. Amortization Schedule	22
3.6. Computations of Interest and Fees	22
3.7. Pro Rata Treatment	23
3.8. Sharing of Payments	23
3.9. Capital Adequacy	24
3.10. Eurodollar Provisions	24
3.11. Illegality	24
3.12. Requirements of Law	25
3.13. Taxes	25
3.14. Compensation	28
3.15. Determination and Survival of Provisions	29
3.16. Defaulting Lenders	29

SECTION 4

CONDITIONS PRECEDENT TO CLOSING	30
4.1. Closing Conditions	30
4.2. Funding Requirements	32

i

SECTION 5

[RESERVED]	33

SECTION 6

REPRESENTATIONS AND WARRANTIES	33
6.1. Organization and Good Standing	33
6.2. Due Authorization	33
6.3. No Conflicts	33
6.4. Consents	34
6.5. Enforceable Obligations	34
6.6. [Reserved]	34
6.7. No Material Change; Property	34
6.8. No Default	34
6.9. Litigation	34
6.10. Taxes	34
6.11. Compliance with Law	35
6.12. ERISA	35
6.13. Use of Proceeds; Margin Stock	35
6.14. Government Regulation	36
6.15. Solvency	36
6.16. Disclosure	36
6.17. Environmental Matters	36
6.18. Anti-Corruption Laws and Sanctions	36

SECTION 7

AFFIRMATIVE COVENANTS	37
7.1. Information Covenants	37
7.2. [Reserved]	38
7.3. Preservation of Existence and Franchises	38
7.4. Books and Records	38
7.5. Compliance with Law	39
7.6. Payment of Taxes and Other Indebtedness	39
7.7. Insurance	39
7.8. Performance Obligations	39
7.9. Use of Proceeds	39
7.10. Audits/Inspections	40
7.11. Designated Account	40

SECTION 8

NEGATIVE COVENANTS	40
8.1. Nature of Business	40
8.2. Consolidation and Merger	41
8.3. Sale or Lease of Assets	41
8.4. Affiliate Transactions	41
8.5. Indebtedness; Liens	41
8.6. Accounting Changes	41
8.7. Burdensome Agreements	41

8.8. Acquisitions; Investments	41
8.9. Modifications to San Juan Loan Agreement	42

SECTION 9

EVENTS OF DEFAULT	42
9.1. Events of Default	42
9.2. Acceleration; Remedies	44
9.3. Allocation of Payments After Event of Default	44

SECTION 10

AGENCY PROVISIONS	45
10.1. Appointment and Authority	45
10.2. Rights as a Lender	45
10.3. Exculpatory Provisions	45
10.4. Reliance by Administrative Agent	47
10.5. Delegation of Duties	47
10.6. Resignation of Administrative Agent	47
10.7. Non-Reliance on Administrative Agent and Other Lenders	48
10.8. No Other Duties, Etc.	48
10.9. Administrative Agent May File Proofs of Claim	48
10.10. Status of Lenders	49

SECTION 11

MISCELLANEOUS	49
11.1. Notices; Effectiveness; Electronic Communication	49
11.2. Right of Set-Off	51
11.3. Successors and Assigns	51
11.4. No Waiver; Remedies Cumulative	54
11.5. Attorney Costs, Expenses, Taxes and Indemnification by Borrower	54
11.6. Amendments, Etc.	55
11.7. Counterparts; Electronic Execution	56
11.8. Headings	57
11.9. Survival of Indemnification and Representations and Warranties	57
11.10. Governing Law; Venue; Service	57
11.11. Waiver of Jury Trial; Waiver of Consequential Damages	58
11.12. Severability	58
11.13. Further Assurances	58
11.14. Confidentiality	58
11.15. Entirety	59
11.16. Binding Effect; Continuing Agreement	59
11.17. USA Patriot Act Notice	60
11.18. Replacement of Lenders	60
11.19. No Advisory or Fiduciary Responsibility	61

SCHEDULES

Schedule 1.1(a)    Pro Rata Shares
Schedule 3.5    Amortization Schedule
Schedule 11.1    Notices

EXHIBITS

Exhibit A    Form of Parent Guaranty
Exhibit 2.1(b)    Form of Notice of Borrowing
Exhibit 2.1(d)    Form of Term Note
Exhibit 2.3    Form of Notice of Continuation/Conversion
Exhibit 4.1(j)    Form of Account Designation Letter
Exhibit 7.1(c)    Form of Financial Statement Certificate
Exhibit 11.3(b)    Form of Assignment and Assumption

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Loan Agreement”) is entered into as of February 1, 2016 among NM CAPITAL UTILITY CORPORATION, a Delaware corporation, as Borrower, the Lenders and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent.

RECITALS

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Loan Agreement in order to evidence the making of the Loans (as defined below) to the Borrower in an aggregate principal amount of $125,000,000 in accordance with each Lender’s Commitment Percentage with respect to Loans, and to set forth the terms and conditions under which such Loans shall be made;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND ACCOUNTING TERMS
1.1.    Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form of Exhibit 4.1(j).

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Administrative Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. (including its branches and Affiliates as may be required to administer the duties), as administrative agent under this Loan Agreement, or any successor administrative agent appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) to direct or cause direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Guarantor or the Guarantor’s other Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, (a) for Eurodollar Loans, 2.75% and (b) for Base Rate Loans, 1.75%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means The Bank of Tokyo-Mitsubishi UFJ, Ltd. and its successors and/or assigns.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Borrower or the Guarantor, as applicable.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Eurodollar Base Rate, respectively. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Loan Agreement.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means NM Capital Utility Corporation, a Delaware corporation, together with its successors and permitted assigns.

“Borrower Material Adverse Effect” means a material adverse effect upon the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower which could prevent, or could reasonably be expected to prevent, the Borrower from paying the scheduled principal amortization payments in respect of the Loans set forth in Schedule 3.5 or performing any of its other obligations under this Loan Agreement or any of the other Loan Documents to which it is a party.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Administrative Agent, the Lenders and the other Indemnitees, whenever arising, under this Loan Agreement, the Notes, any Qualified Hedging Agreements or any of the other Loan Documents.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Los Angeles, California or New York, New York are closed or permitted to close for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means the occurrence, after the date of this Loan Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) with respect to the Guarantor, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five (25%) of the Capital Stock of the Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Guarantor on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Guarantor, or control over the Voting Stock of the Guarantor on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty-five (25%) or more of the combined voting power of such Voting Stock; or (d) the Guarantor shall cease to (i) be the sole direct “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all of the Capital Stock of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that any person or group has the right to acquire pursuant to any option right) or (ii) have the power to exercise, directly or indirectly, sole control over the management or policies of the Borrower, or control over one hundred percent (100%) of the Voting Stock of the Borrower on a fully-diluted basis.

“Closing Date” means February 1, 2016.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Commitment” means, as to each Lender, its obligation to make or maintain a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a). The aggregate amount of Commitments of all Lenders on the Closing Date is ONE HUNDRED TWENTY FIVE MILLION DOLLARS ($125,000,000).

“Commitment Percentage” means, with respect to each Lender, the percentage listed under the heading “Commitment Percentage” on Schedule 1.1(a).

“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d)

otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Schedule 1 to Exhibit 7.1(c) to the Parent Guaranty.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (c) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Account” means a deposit account, in the name of the Borrower, established with the Administrative Agent or any of its Affiliates, as the depositary bank.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower and (iii) no Ineligible Institution shall be an Eligible Assignee.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result, within a reasonable period of time, in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a Reportable Event with respect to a Single Employer Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to

Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or Multiemployer Plan or the taking of any action to terminate any Single Employer Plan or Multiemployer Plan if the plan assets are not sufficient to pay all plan liabilities, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA; (f) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Single Employer Plan or Multiemployer Plan, or (g) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal or the termination of a Multiple Employer Plan, where the Borrower or an ERISA Affiliate has liability under Section 4062 or 4063 of ERISA.

“Eurodollar Base Rate” means, with respect to any Eurodollar Loan for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurodollar Base Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Loan Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Base Rate” shall be subject to Section 3.10.

“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate “ means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Excluded Amounts” has the meaning set forth in Section 3.4(a).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.13(a) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as the FRBNY shall set forth on its public website from time to time) and as published on the next succeeding Business Day by the FRBNY as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Loan Agreement.

“Fee Letter” means the fee letter agreement, dated the date hereof, among the Borrower, the Guarantor and the Administrative Agent.

“Financial Officer” means the treasurer or the vice president and secretary of the Borrower.

“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.

“Fiscal Year” means the calendar year ending December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Loan Agreement.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies).

“Guarantor” means PNM Resources, Inc., a New Mexico corporation, together with its successors and permitted assigns.

“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any of its Subsidiaries, (c) the Borrower, the Guarantor or any of the Guarantor’s Subsidiaries or any of their respective Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 or Section 3.4 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter, the date of any prepayment of the Loans pursuant to Section 3.3 or Section 3.4 and the Maturity Date.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Continuation/Conversion; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” means (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, (i) any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, or (ii) all or substantially all of the assets of any other Person (or of any division or business line of such other Person); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value from any Person of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contributions by the Borrower to any other Person, including, without limitation, all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect guarantee of any obligations of any other Person.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurodollar Base Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loan Agreement” has the meaning set forth in the Preamble hereof.

“Loan Documents” means this Loan Agreement, the Notes, the Notice of Borrowing, any Notice of Continuation/Conversion, the Parent Guaranty, the Fee Letter, any Qualified Hedging Agreements and any other document, agreement or instrument entered into or executed in connection with the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantor, and each a “Loan Party”.

“Loans” has the meaning set forth in Section 2.1(a).

“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower or of the Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Guarantor and the Guarantor’s Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any of the Loan Documents to which it is a party, or (c) the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Maturity Date” means February 1, 2021.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is accruing an obligation to make contributions or has made or been obligated to make contributions within the preceding seven (7) years.

“Multiple Employer Plan” means a Single Employer Plan to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(d).

“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.1(b).

“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.3.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording or filing taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Loan Agreement or any other Loan Document.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).

“Parent Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, by the Guarantor in favor of the Administrative Agent and the Lenders, in the form of Exhibit A.

“Participant” has the meaning set forth in Section 11.3(d).

“Participant Register” has the meaning set forth in Section 11.3(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Bank of Tokyo-Mitsubishi UFJ, Ltd. as its prime commercial lending rate for extensions of credit in Dollars. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. It is understood that The Bank of Tokyo-Mitsubishi UFJ, Ltd. may price loans to its customers at, above, or below the Prime Rate, and that the prime rate is not intended to be the lowest rate of interest charged by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in connection with extensions of credit to debtors.

“Pro Rata Share” means, with respect to each Lender (i) at any time prior to making of the Loans and termination of the Commitments pursuant to Section 2.1, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the aggregate Commitments of all Lenders at such time and (ii) at all times after the making of the Loans and termination of the Commitments pursuant to Section 2.1, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the outstanding principal amount of such Lender’s Loans at such time and the denominator of which is the aggregate outstanding principal amount of all Loans at such time.

“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSNM” means Public Service Company of New Mexico, a New Mexico corporation.

“Qualified Hedging Agreement” means any Hedging Agreement between the Borrower, on the one hand, and the Administrative Agent, any Lender or any of their respective Affiliates, on the other hand.

“Register” has the meaning set forth in Section 11.3(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Loans (or, if all Loans have been repaid in full, more than 50% of the aggregate amount of all outstanding Borrower Obligations at such time).

“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Loan Agreement and the other Loan Documents.

“San Juan Loan Agreement” means, collectively, (a) the Loan Agreement, dated as of February 1, 2016, among WSJ, as the borrower, Westmoreland San Juan Holdings, Inc., a Delaware corporation, San Juan Coal Company, a Delaware corporation, and San Juan Transportation Company, a Delaware corporation, as the guarantors, the Borrower, as the lender, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the administrative agent, and MUFG Union Bank, N.A., as the depository bank, and (b) all other “Loan Documents” (as such term in defined in the Loan Agreement referred to in the foregoing clause (a)).

“Sanctioned Country” means, at any time, a country, region or territory which is itself subject to or the target of comprehensive Sanctions (at the time of this Loan Agreement, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly-available list of Persons designated as being subject to Sanctions, which lists are maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person known by the Borrower, the Guarantor or any Subsidiary to be fifty percent (50%) or more owned, or controlled, by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, or any European Union member state.

“Single Employer Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is covered by Title IV of ERISA, but which is not a Multiemployer Plan and which the Borrower or any ERISA Affiliate has maintained, funded or administered for employees at any time within the preceding seven (7) years.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

“Specified Securities” means, with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the forgoing clauses (a) and (b).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Federal Reserve Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Federal Reserve Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Guarantor. Any reference to a Subsidiary of the Guarantor herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Threshold Amount” means $20,000,000.

“TNMP” means Texas-New Mexico Power Company, a Texas corporation.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).

“WSJ” means Westmoreland San Juan, LLC, a Delaware limited liability company.

“WSJ Administrative Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as the “Administrative Agent” under the San Juan Loan Agreement, together with its successors and assigns in such capacity.
1.2.    Computation of Time Periods and Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Loan Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Loan Agreement unless otherwise specifically provided. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
1.3.    Accounting Terms.

(a)    Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.

(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease.
1.4.    Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.
1.5.    References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

SECTION 2

CREDIT FACILITY
2.1.    Loans.

(a)    Loan. Subject to the terms and conditions of this Loan Agreement, the Borrower and each Lender agree that on the Closing Date, but subject to the satisfaction of the conditions described in Section 4, each Lender severally agrees to make a term loan to the Borrower in the amount of such Lender’s Commitment as set forth on Schedule 1.1(a) (each a “Loan” and collectively the “Loans”). Amounts repaid or prepaid in respect of Loans may not be reborrowed. The Commitment of each Lender shall immediately and automatically terminate on the Closing Date after giving effect to the making of the Loans.

(b)    Method of Borrowing for Loans. By no later than (i) 10:00 a.m. on the Closing Date if the requested Borrowing of Loans shall be comprised of Base Rate Loans and (ii) 12:00 noon three (3) Business Days prior to the Closing Date if the requested Borrowing of Loans shall be comprised of Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount of Loans requested, (B) the date of the requested Borrowing, (C) the Type of Loans, (D) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, (E) certification that the Borrower has complied, or, in respect of a Borrowing that shall consist of Eurodollar Loans, intends to comply, in all respects with Section 4 and (F) with respect to Loans that will be Eurodollar Loans, compensation provisions substantially consistent with the terms of Section 3.14. If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan.

(c)    Funding of Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Pro Rata Share in respect of the requested Loans available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 12:00 noon on the Closing Date. Upon satisfaction of the conditions set forth in Section 4, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)    Term Notes. At the request of any Lender, the Loans made by such Lender shall be evidenced by a duly executed promissory note of the Borrower to such Lender in substantially the form of Exhibit 2.1(d).
2.2.    [Reserved].
2.3.     Continuations and Conversions.

Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 12:00 noon (a) two Business Days prior to the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide a written Notice of Continuation/Conversion in the form of Exhibit 2.3, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.4.    Minimum Amounts.

Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than seven Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.4, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.
2.5.    Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 3

GENERAL PROVISIONS APPLICABLE
TO LOANS
3.1.    Interest.

(a)    Interest Rate. Subject to Section 3.1(b), (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)    Default Rate of Interest.

(i) After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(ii)    After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(c)    Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.
3.2.    Payments Generally.

(a)    No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Notwithstanding the foregoing, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.16(b).

(b)    Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)    Several Obligations. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e)    Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3.    Voluntary Prepayments.

The Borrower shall have the right to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3 shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Administrative Agent, (iii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000, and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000, or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3 shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.
3.4.    Mandatory Prepayments.

(a)    Promptly (and in any event within five (5) Business Days except as provided in subsection (b)(ii) below) following receipt by the Borrower of (i) any funds in repayment or prepayment of the principal amount of the loan made pursuant to the San Juan Loan Agreement, (ii) any other amounts paid by WSJ to the Borrower pursuant to the San Juan Loan Agreement (other than amounts paid by WSJ to reimburse or indemnify the Borrower or any of its Affiliates for any losses, costs or expenses incurred by the Borrower or such Affiliate (subject to the following proviso, “Excluded Amounts”), provided that Excluded Amounts shall not include any such amounts that are intended to reimburse or indemnify the Borrower, in whole or in part, for any losses, costs or expenses payable by the Borrower under this Loan Agreement or any other Loan Document, which amounts shall be applied by the Borrower pursuant to this subsection (a)) or (iii) any net amounts paid to the Borrower under any Hedging Agreement, the Borrower will apply all such funds and other amounts (A) to prepay the outstanding principal amount of the Loans and (B) to pay any other Borrower Obligations (including, without limitation, accrued interest on the principal amount of the Loans prepaid) then due and payable under the Loan Documents, together with any amounts due with respect to such principal payment pursuant to Section 3.14 (it being understood and agreed, for the avoidance of doubt, that all such funds and other amounts not applied pursuant to the foregoing clause (B) shall be applied to prepay the outstanding principal amount of the Loans pursuant to clause (A) above). Amounts prepaid pursuant to this Section 3.4(a) shall be applied by the Administrative Agent, subject to Section 3.7, pursuant to the foregoing clauses (A) and (B) as the Borrower may elect, and any amounts so applied pursuant to the foregoing clause (A) shall prepay the remaining scheduled principal amortization payments in respect of the Loans set forth in Schedule 3.5 in the direct order of their respective due dates. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied, first, to repay outstanding Base Rate Loans and then to repay outstanding Eurodollar Loans in direct order of Interest Period maturities.
(b)    Notwithstanding subsection (a) above, and for the avoidance of doubt, (i) no portion of the amounts deposited and maintained in the Cash Management Collection Account (as defined in the San Juan Loan Agreement) pursuant to the San Juan Loan Agreement shall be deemed to be received by the Borrower for purposes of subsection (a) above until and to the extent such amounts are applied (A) to pay or prepay the loan made pursuant to the San Juan Loan Agreement or (B) to pay any other amounts (including, without limitation, interest and fees) due and payable to the Borrower in respect of such loan, in each case as provided in the San Juan Loan Agreement, and (ii) unless and until an Event of Default has occurred and is continuing, the Borrower shall have the right, upon written notice to the Administrative Agent at least one (1) Business Day prior to the required due date of such prepayment pursuant to subsection (a) above, to make any prepayment of Eurodollar Loans required under subsection (a) above on the last day of the applicable Interest Period or Interest Periods thereof next occurring after such required due date, provided that the amount of such prepayment has been deposited in the Designated Account on or before such required due date (to be applied to such prepayment on the last day of the applicable Interest Period or Interest Periods).
(c)    Immediately following any sale, assignment or other transfer (including, without limitation, any grant of a participation interest) of the Borrower’s rights under the San Juan Loan Agreement, the Borrower shall prepay in full the outstanding principal amount of the Loans and all other Borrower Obligations.
3.5.    Amortization Schedule.

The Borrower will repay the Loans on each of the dates set forth in the amortization schedule contained in Schedule 3.5 in such amount so that the outstanding principal balance of the Loans (after giving effect to such repayment) shall not exceed the amount set forth opposite such date (it being understood and agreed, for the avoidance of doubt, that no such repayment shall be required on any such date if the outstanding principal balance of the Loans on such date (without giving effect to such repayment) is less than or equal to the amount set forth opposite such date on Schedule 3.5); provided that the remaining outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Loan Documents, shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2; provided further, that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.
3.6.    Computations of Interest and Fees.

(a)    Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Loan Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.
3.7.    Pro Rata Treatment.

Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees, if any, paid to the Administrative Agent) and each conversion or continuation of any Loans, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Loan Agreement or any other Loan Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to (i) the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, if repaid within two (2) Business Days after such request, and (ii) thereafter the Base Rate.
3.8.    Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Loan Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Loan Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Loan Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Loan Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

Notwithstanding the foregoing, if there exists a Defaulting Lender, all amounts received by such Defaulting Lender hereunder shall be applied in accordance with Section 3.16(b).
3.9.    Capital Adequacy.

If any Lender determines that any Change in Law has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy, liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that such determination to charge such additional amounts to the Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the applicable Lender after consideration of such factors as such Lender then reasonably determines to be relevant.
3.10.    Eurodollar Provisions.

If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.
3.11.    Illegality.

If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans the interest rate on which is determined by reference to the Eurodollar Rate, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or Base Rate Loan as to which the interest rate is determined with reference to the Eurodollar Base Rate or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative

Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans as to which the interest rate is not determined with reference to the Eurodollar Base Rate, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.
3.12.    Requirements of Law.

If the Administrative Agent or any Lender determines that as a result of any Change in Law, there shall be any increase in the cost to the Administrative Agent or such Lender of agreeing to make or making, funding, continuing, converting or maintaining Loans, or a reduction in the amount received or receivable by the Administrative Agent or such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (a) Indemnified Taxes or Other Taxes covered by Section 3.13 and the imposition of or change in the rate of any Excluded Taxes and (b) the Eurodollar Reserve Percentage covered by the definition of Eurodollar Rate), then from time to time, upon demand of the Administrative Agent or such Lender (through the Administrative Agent), the Borrower shall pay to the Administrative Agent or such Lender such additional amounts as will compensate the Administrative Agent or such Lender for such increased cost or reduction in yield; provided that, such determination to charge such additional amounts to the Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the Administrative Agent or applicable Lender after consideration of such factors as the Administrative Agent or such Lender then reasonably determines to be relevant.
3.13.    Taxes.

(a)    Payments Free of Taxes. Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if applicable Law (as determined by the Administrative Agent) requires the withholding or deduction of any Indemnified Taxes from such withholding or payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including withholding or deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any amount in respect of any such penalties, interest or reasonable expenses if written demand therefor was not made by the Administrative Agent or such Lender within 180 days from the date on which such party makes payment for such penalties, interest or expenses; provided further that the foregoing limitation shall not apply to any such penalties, interest or reasonable expenses arising out of the retroactive application of any such Indemnified Tax. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for any incremental Taxes that may become payable by such Administrative Agent or Lender (or its beneficial owners) as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Administrative Agent, pursuant to clause (d) below, documentation evidencing the payment of Taxes.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders.

(i)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation described below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a US Person.

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any applicable successor forms) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)    duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)    duly completed copies of IRS Form W-8ECI (or any applicable successor forms);

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor forms);

(iv) to the extent the Foreign Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY (or any applicable successor forms) together with duly executed documents and certifications or information from each beneficial owner; or

(v) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1741(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by the Borrower pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative

Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable indemnifying party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over pursuant to this Section (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)    Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)    Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section shall survive the payment in full of the Borrower Obligations.
3.14.    Compensation.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re‑employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out‑of‑pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
3.15.    Determination and Survival of Provisions.

All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten (10) Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Sections 3.9 through 3.14, inclusive, shall survive the termination of this Loan Agreement and the payment of all Borrower Obligations.
3.16.    Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Loan Agreement shall be restricted as set forth in Section 11.6.

(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Loan Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.16(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 4
CONDITIONS PRECEDENT TO CLOSING
4.1.    Closing Conditions.

The obligation of the Lenders to enter into this Loan Agreement and to make the Loans in accordance with the terms and conditions hereof is subject to satisfaction of the following conditions:

(a)    Executed Loan Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Loan Agreement, (ii) the Notes, to the extent requested by the Lenders, (iii) the Parent Guaranty, (iv) the Fee Letter, and (v) all other Loan Documents, each (other than the Fee Letter) in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b)    Authority Documents. Receipt by the Administrative Agent of the following:

(i)    Organizational Documents. Copies of the articles of incorporation or certificate of incorporation, as applicable, of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and copies of the bylaws of such Loan Party certified by its respective secretary or assistant secretary (or the equivalent) to be true, correct and complete and in full force and effect as of the Closing Date.

(ii)    Resolutions. Copies of resolutions of the board of directors of each Loan Party approving and adopting the Loan Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of such Loan Party to be true, correct and complete and in full force and effect as of the Closing Date.

(iii)    Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Loan Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation.

(iv)    Incumbency. An incumbency certificate of each Loan Party certified by its respective secretary or assistant secretary (or the equivalent) to be true and correct as of the Closing Date.

(v)    Existing Term Loan Agreement. A copy of the fully executed Third Amended and Restated Term Loan Agreement , dated as of December 21, 2015, among PNM Resources, Inc., as borrower, the lenders identified therein, and JPMorgan Chase

Bank, N.A., as administrative agent, including all schedules and exhibits thereto, together with any amendments or other modifications thereto, certified by a secretary or assistant secretary (or the equivalent) of the Guarantor to be a true, correct and complete copy thereof and in full force and effect as of the Closing Date.

(c)    Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel from counsel to each Loan Party (which may include in-house counsel with respect to matters of New Mexico law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d)    Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Guarantor and its Subsidiaries for Fiscal Years 2013 and 2014, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Guarantor and its Subsidiaries for the Fiscal Quarter ended September 30, 2015, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, (iii) a pro forma balance sheet of the Borrower as of the Closing Date, giving effect to the transactions contemplated by this Loan Agreement and the San Juan Loan Agreement, and (iv) such other financial information regarding the Borrower and the Guarantor as the Administrative Agent may reasonably request.

(e)    Designated Account.    The Borrower shall have established the Designated Account, and the Borrower and the WSJ Administrative Agent shall have agreed, pursuant to an irrevocable payment instruction letter in form and substance satisfactory to the Administrative Agent, that the WSJ Administrative Agent shall pay, directly into the Designated Account in immediately available funds, all amounts received by the WSJ Administrative Agent and required under the San Juan Loan Agreement to be used (i) to pay or prepay the principal amount of the loan made pursuant to the San Juan Loan Agreement or (ii) to pay any other amounts due and payable to the Borrower under the San Juan Loan Agreement, including, without limitation, interest and fees, but excluding any Excluded Amounts.

(f)    Material Adverse Effect. Since December 31, 2014, except as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014 and Quarterly Report on Form 10-Q for each of the Fiscal Quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, (i) there shall have been no development or event relating to or affecting the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect or, in the case of the Borrower, a Borrower Material Adverse Effect, and (ii) no Material Adverse Change shall have occurred in the facts and information regarding the Borrower, the Guarantor and the Guarantor’s other Subsidiaries as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014.

(g)    Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries except as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014, and in its Quarterly Report on Form 10-Q for each of the Fiscal Quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

(h)    Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Loan Agreement and the Loan Documents and the transactions contemplated herein and therein have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Loan Documents.

(i)    Officer’s Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of each Loan Party as of the Closing Date stating that (i) such Loan Party and, in the case of the Guarantor, each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against such Loan Party or, in the case of the Guarantor, any of its Subsidiaries except as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014, and in its Quarterly Report on Form 10-Q for each of the Fiscal Quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, (iii) the financial statements and information delivered by or on behalf of such Loan Party to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Loan Agreement, the other Loan Documents and all the transactions contemplated herein or therein to occur on such date, (A) such Loan Party is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties of such Loan Party contained in the Loan Documents to which it is a party are true and correct in all material respects (except that any representation and warranty that is qualified by materiality is true and correct in all respects), (D) since December 31, 2014, except as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014 or in its Quarterly Report on Form 10-Q for each of the Fiscal Quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, (i) there has been no development or event relating to or affecting such Loan Party or, in the case of the Guarantor, any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect or a Borrower Material Adverse Effect, and (ii) no Material Adverse Change has occurred in the facts and information regarding such Loan Party or, in the case of the Guarantor, any of its Subsidiaries as disclosed in the Guarantor’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014, and (E) the Guarantor is in compliance with the financial covenant referenced in Section 7(b) of the Parent Guaranty, as of September 30, 2015, as demonstrated in the applicable Covenant Compliance Worksheet received by the Administrative Agent.

(j)    Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(k)    PATRIOT Act. The Borrower and the Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(l)    Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) owed by it to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date.

(m)    Other. Receipt by the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by the Administrative Agent or any Lender.
4.2.    Funding Requirements.

As of the Closing Date:

(a)    Notice. The Borrower shall have delivered a Notice of Borrowing with respect to the Loans, duly executed and completed, by the time specified in Section 2.1. The delivery of the Notice of Borrowing with respect to the Loans shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) below.

(b)    Representations and Warranties. The representations and warranties made by each Loan Party in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made as of such date except to the extent any such representation and warranty expressly and exclusively relates to an earlier date (in which case such representation and warranty shall be true and correct in all material respects (except that any such representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date).

(c)    No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to the requested Borrowing.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Loan Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5
[RESERVED]

SECTION 6
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Loan Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
6.1.    Organization and Good Standing.

The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect or a Borrower Material Adverse Effect, (c) has the requisite power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted and (d) does not have any Subsidiaries.
6.2.    Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Loan Agreement and the other Loan Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Loan Agreement and the other Loan Documents to which it is a party.
6.3.    No Conflicts.

Neither the execution and delivery of this Loan Agreement and the other Loan Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law, regulation (including, without limitation, Regulations T, U and X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, or (d) result in or require the creation of any Lien upon or with respect to its properties.
6.4.    Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Loan Agreement or any of the other Loan Documents that has not been obtained or completed.
6.5.    Enforceable Obligations.

This Loan Agreement and the other Loan Documents to which the Borrower is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6.    [Reserved].
6.7.    No Material Change; Property.

(a)    Since December 31, 2014, there has been no development or event relating to or affecting the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.

(b)    The Borrower has no material Property other than its right, title and interest in and to the San Juan Loan Agreement.
6.8.    No Default.

The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound. No Default or Event of Default presently exists and is continuing.
6.9.    Litigation.

There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower.
6.10.    Taxes.

The Borrower has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown to be due (including interest and penalties)

and has paid all other Taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for any such amounts that are not yet delinquent.
6.11.    Compliance with Law.

The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.
6.12.    ERISA.

(a)    The Borrower does not have, and has never had, any employees.

(b)     Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(i)    Each Single Employer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, regulations and published interpretations thereunder, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Single Employer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Single Employer Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.

(ii)    No ERISA Event has occurred or is reasonably expected to occur.

(iii)    No Prohibited Transaction or breach of fiduciary responsibility has occurred with respect to a Single Employer Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(iv)    No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate (a “Welfare Plan”), (ii) any Single Employer Plan or (iii) any Multiemployer Plan.

(v)    Each Welfare Plan to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
6.13.    Use of Proceeds; Margin Stock.

The proceeds of the Borrowings hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a)(i) for the purpose of purchasing or carrying any Margin Stock or (ii) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) for any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
6.14.    Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
6.15.    Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Loan Agreement, will be Solvent.
6.16.    Disclosure.

Neither this Loan Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or the Guarantor in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.
6.17.    Environmental Matters.

(a) Each of the properties of the Borrower (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Borrower (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws or to any Environmental Claim.
6.18.    Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its directors, officers and representatives with the Anti-Corruption Laws and applicable Sanctions. The Borrower and, to the knowledge of the Borrower, its officers, directors and representatives, are in compliance with the Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or, to the knowledge of the Borrower, any of its directors, officers or representatives, or (b) to the knowledge of the Borrower, any third party that will act in any capacity on behalf of or at the direction of the Borrower in connection with, or that will benefit from, the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transactions by the Borrower contemplated by this Loan Agreement will knowingly violate any Anti-Corruption Law or applicable Sanctions.

SECTION 7
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of all Borrower Obligations:
7.1.    Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Lenders:

(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2016 Fiscal Year, a balance sheet and income statement of the Borrower as of the end of such Fiscal Year, together with the related statements of income and of cash flows for such Fiscal Year (which, in each case, commencing with the 2017 Fiscal Year, will set forth in comparative form figures for the preceding Fiscal Year), all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such annual financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP.

(b)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending March 31, 2016 (other than the fourth Fiscal Quarter), a balance sheet and income statement of the Borrower as of the end of such Fiscal Quarter, together with the related statement of income for such Fiscal Quarter and a year to date statement of cash flows (which, in each case, commencing with the first Fiscal Quarter of 2017, will set forth in comparative form figures for the corresponding period of the preceding Fiscal Year), all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statement have fewer footnotes than annual statements.

(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)    [Reserved].

(e)    Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten (10) days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower, (B) one or more judgments, orders, or decrees shall be entered against the Borrower involving any liability, or (C) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by the Borrower of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law).

(f)    ERISA. Upon the Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any unfavorable determination letter from the IRS regarding the qualification of a Single Employer Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Single Employer Plan or to have a trustee appointed to administer any Single Employer Plan, (iii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); or (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Single Employer Plan under a distress termination within the meaning of Section 4041(c) of ERISA. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Single Employer Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a) or (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
7.2.    [Reserved].
7.3.    Preservation of Existence and Franchises.

(a)    The Borrower will do all things necessary to preserve and keep in full force and effect its existence and all material rights, franchises and authority.

(b)    The Borrower will maintain its properties in good condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted.
7.4.    Books and Records.

The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.5.    Compliance with Law.

(a)    The Borrower will comply with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.

(b)    Without limiting clause (a) above, the Borrower will ensure that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be a Sanctioned Person.

(c)     The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers and representatives with the Anti-Corruption Laws and applicable Sanctions.

(d)    The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.
7.6.    Payment of Taxes and Other Indebtedness.

The Borrower will pay, settle or discharge (a) all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Loan Agreement); provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.
7.7.    Insurance.

The Borrower will at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.8.    Performance of Obligations.

The Borrower will perform all of its obligations under the terms of all agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, the failure of which to perform could reasonably be expected to have a Material Adverse Effect or a Borrower Material Adverse Effect.
7.9.    Use of Proceeds.

The proceeds of the Borrowings may be used solely to make a loan to WSJ in accordance with the terms of the San Juan Loan Agreement, and to pay fees and expenses required by the Loan Documents. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall use commercially-reasonable efforts to ensure that its directors, officers and representatives shall not use, the proceeds of any Borrowing directly or, to the knowledge of the Borrower, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person in violation of applicable Sanctions, or in any Sanctioned Country in violation of applicable Sanctions.
7.10.    Audits/Inspections.

Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, directors and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, directors or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.
7.11.    Designated Account.

The Borrower shall (a) maintain at all times the Designated Account, (b) cause all net amounts payable to the Borrower under any Hedging Agreement to which it is a party to be deposited directly into the Designated Account in immediately available funds, and (c) irrevocably direct the WSJ Administrative Agent to pay, directly into the Designated Account in immediately available funds, all amounts received by the WSJ Administrative Agent and required under the San Juan Loan Agreement to be used (i) to pay or prepay the principal amount of the loan made pursuant to the San Juan Loan Agreement or (ii) to pay any other amounts due and payable to the Borrower under the San Juan Loan Agreement, including, without limitation, interest and fees, but excluding any Excluded Amounts, pursuant to an irrevocable payment instruction letter in form and substance satisfactory to the Administrative Agent. The Borrower hereby irrevocably authorizes the Administrative Agent to withdraw funds from the Designated Account at any time and from time to time, without notice to or the consent of the Borrower, to the extent that any Borrower Obligations are then due and payable (taking into account Section 3.4(b)(ii)) and to apply such funds to the payment of such Borrower Obligations.

SECTION 8
NEGATIVE COVENANTS

Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the payment in full of all Borrower Obligations:
8.1.    Nature of Business.

The Borrower will not (a) materially alter the character of its business from that conducted as of the Closing Date or (b) employ any employees.

8.2.    Consolidation and Merger.

The Borrower will not (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).
8.3.    Sale or Lease of Assets.

The Borrower will not sell, lease, transfer or otherwise dispose of any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions), except transfers of any assets of the Borrower to the Guarantor for fair value in accordance with Section 8.4.
8.4.    Affiliate Transactions.

The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.
8.5.    Indebtedness; Liens.

The Borrower will not contract, create, incur, assume or permit to exist any Indebtedness, other than the Borrower Obligations. The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, other than the following: (a) Liens securing the Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (d) judgment Liens that would not constitute an Event of Default, and (e) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution.
8.6.    Accounting Changes.

The Borrower will not make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.
8.7.    Burdensome Agreements.

The Borrower will not enter into any contractual obligation that prohibits the ability of the Borrower (a) to enter into or execute any Loan Documents or to pay and perform the Borrower Obligations or (b) to create, incur, assume or suffer to exist Liens on its property in favor of the Administrative Agent, for the benefit of the Lenders.
8.8.    Acquisitions; Investments.

The Borrower will not, directly or indirectly, (a) acquire by purchase or otherwise any Property of any other Person (other than office equipment and other non-material Property acquired in the ordinary course of business of the Borrower), including, without limitation, any Capital Stock or other equity interests in any Person, (b) form or acquire any Subsidiaries, or (c) make any Investments, except for the loan to be made to WSJ in accordance with the terms of the San Juan Loan Agreement (as the San Juan Loan Agreement provisions may be amended, modified, waived or consented to from time to time to the extent permitted by Section 8.9).
8.9.    Modifications to San Juan Loan Agreement.

The Borrower will not amend or otherwise modify the terms of, or waive or consent to the departure from any of the provisions of, the San Juan Loan Agreement, except for any amendments, modifications, waivers or consents that would not have, and would not reasonably be expected to have, a Material Adverse Effect or a Borrower Material Adverse Effect.
SECTION 9
EVENTS OF DEFAULT
9.1.    Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith.

(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, or by any Loan Party in any of the other Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto, shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c)    Covenants. The Borrower shall:

(i)    default in the due performance or observance of any term, covenant or agreement contained in Section 7.1(e)(i), 7.3(a) (solely with respect to the existence of the Borrower), 7.9, or 8.1 through 8.9 inclusive; or

(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Loan Agreement or any other Loan Document and such default shall continue unremedied for a period of at least ten (10) days after the earlier of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)    Loan Documents.

(i)    Any Loan Document shall fail to be in force and effect or any Loan Party shall so assert, or any Loan Document shall fail to give the Administrative Agent or the Lenders the material rights, powers, liens and privileges purported to be created thereby.

(ii)    The Guarantor shall (A) fail to perform or observe Section 7(b) (Financial Covenant) of the Parent Guaranty or any negative covenants contained, or incorporated by reference, in the Parent Guaranty, (B) fail to preserve and keep in full force and effect its existence, (C) fail to own and control 100% of the Voting Stock of PSNM, (D) fail to own and control, directly or indirectly, 100% of the Voting Stock of TNMP, or (E) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (A), (B), (C) and (D) of this Section 9.1(d)(ii)) contained in the Parent Guaranty or any other Loan Document to which the Guarantor is a party and such default shall continue unremedied for a period of at least ten (10) days after the earlier of the Guarantor becoming aware of such default or notice thereof given by the Administrative Agent.

(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries and such petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (iii) the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f)    Defaults under Other Agreements.

(i)    The Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

(ii)    With respect to any Indebtedness of the Guarantor or any of its Subsidiaries (other than Indebtedness outstanding under the Loan Documents) in excess of $20,000,000 in the aggregate (A) the Guarantor or such Subsidiary shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

(g)    Judgments. Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower, the Guarantor or any of the Guarantor’s other Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower, the Guarantor or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h)    ERISA. The occurrence of any of the following events or conditions (i) an ERISA Event or (ii) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Single Employer Plan or Sections 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto and which are in excess of the Threshold Amount.

(i)    Change of Control. There shall occur a Change of Control.
9.2.    Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(a)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Loan Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)    Enforcement of Rights. To the extent permitted by Law enforce any and all rights and interests created and existing under applicable Law and under the Loan Documents, including, without limitation, all rights of set‑off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.3.    Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Loan Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Administrative Agent and the Lenders under the Loan

Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;

FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;

FIFTH, to all other Borrower Obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “FIFTH” payable to them; and

SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

SECTION 10
AGENCY PROVISIONS
10.1.    Appointment and Authority.

Each of the Lenders hereby irrevocably appoints The Bank of Tokyo-Mitsubishi UFJ, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
10.2.    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any of its respective Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3.    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party, any Subsidiary or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c)    The Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(d)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document, the San Juan Loan Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e)    The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Loan Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in the Loan Documents.

10.4.    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5.    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6.    Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
10.7.    Non‑Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Loan Agreement as a Syndication Agent or a Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Loan Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.
10.8.    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Loan Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.9.    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative

Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Loan Agreement.
10.10.    Status of Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

SECTION 11
MISCELLANEOUS
11.1.    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Electronic Systems.

(i)     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.2.    Right of Set-Off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set‑off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set‑off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set‑off with respect to its participation interest as fully as if such Person were a Lender hereunder.
11.3.    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Loans (at the time owing to it); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Loans assigned;

(iii)    no consent shall be required for any assignment to an Eligible Assignee except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Ineligible Institutions. No such assignment shall be made to any Ineligible Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this subsection shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.12 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section  3.9, 3.12, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.4.    No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
11.5.    Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a)    The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all costs and expenses incurred in connection with the preparation, negotiation and execution of this Loan Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Loan Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out‑of‑pocket expenses incurred by the Administrative Agent and the Arranger and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arranger or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Loan Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arranger), all amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.

(b)    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors and attorneys-in-fact (collectively the

“Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Claim related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by any Loan Party or any Subsidiary, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of any Loan Party that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Loan Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Loan Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Parties of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent) or such Related Parties, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent) in its capacity as such, or against any Related Parties of any of the foregoing acting for the Administrative Agent (or any such sub‑agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.
11.6.    Amendments, Etc.

No amendment or waiver of any provision of this Loan Agreement or any other Loan Document to which the Borrower is a party, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the

Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4 without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)    postpone any date fixed by this Loan Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(e)    change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)    release all or any portion of the Guarantor’s obligations under the Parent Guaranty or change any provision of the Parent Guaranty providing for the release or termination of the Parent Guaranty, in each case without the written consent of each Lender; or

(h)    release the Borrower from its obligations, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents without the written consent of each Lender;

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Loan Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.
11.7.    Counterparts; Electronic Execution.

This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Loan Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Loan Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Loan Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.8.    Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.
11.9.    Survival of Indemnification and Representations and Warranties.

(a)    Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Loan Agreement, the making of any Loan and the repayment of the Loans and other Borrower Obligations hereunder.

(b)    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.
11.10.    Governing Law; Venue; Service.

(a)    THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5‑1401 AND 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Loan Agreement or any other Loan Document may be brought in the Supreme Court of the State of New York sitting in New York County, New York and in the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Loan Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Loan Agreement or any other Loan Document against the Borrower or its respective Properties in the courts of any other jurisdiction.

(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Loan Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(c)    The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Loan Agreement or any other Loan Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of the Administrative Agent or a Lender to serve process in any other manner permitted by Law.
11.11.    Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS LOAN AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Loan Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Loan Documents.
11.12.    Severability.

If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
11.13.    Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Loan Agreement and the other Loan Documents.
11.14.    Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency or regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Loan Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Loan Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS LOAN AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS LOAN AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
11.15.    Entirety.

This Loan Agreement together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.
11.16.    Binding Effect; Continuing Agreement.

(a)    This Loan Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Loan Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b)    This Loan Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.
11.17.    USA Patriot Act Notice.

The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.
11.18.    Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.12, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Loan Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Laws; and

(v)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any

Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.19.    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Loan Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                NM CAPITAL UTILITY CORPORATION,
a Delaware corporation

By:    /s/ Elisabeth A. Eden
Name:    Elisabeth A. Eden
Title:    President

S-1

[Signature Page to NM Capital Utility Corporation Term Loan Agreement]

ADMINISTRATIVE AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent

By:    /s/ Chi-Cheng Chen
Name:    Chi-Cheng Chen
Title:    Director

LENDERS:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:    /s/ Chi-Cheng Chen
Name:    Chi-Cheng Chen
Title:    Director

SCHEDULE 1.1(a)

PRO RATA SHARES

Lender	Commitment with respect to Loans	Pro Rata Share with respect to Loans
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$125,000,000.00	100%

SCHEDULE 3.5
AMORTIZATION SCHEDULE

Principal Payment Date	Maximum Balance of the Loans
November 1, 2016	$120,000,000
February 1, 2017	$115,000,000
May 1, 2017	$110,000,000
August 1, 2017	$105,000,000
November 1, 2017	$100,000,000
February 1, 2018	$95,000,000
May 1, 2018	$90,000,000
August 1, 2018	$85,000,000
November 1, 2018	$80,000,000
February 1, 2019	$75,000,000
May 1, 2019	$70,000,000
August 1, 2019	$65,000,000
November 1, 2019	$60,000,000
February 1, 2020	$55,000,000
May 1, 2020	$50,000,000
August 1, 2020	$45,000,000
November 1, 2020	$40,000,000
Maturity Date	$0.00

SCHEDULE 11.1
NOTICES
Borrower:
c/o PNM Resources, Inc.
414 Silver Ave. SW, MS0905
Albuquerque, New Mexico 87102-3289
Attention: Elisabeth Eden, Treasurer
Telephone No.: (505) 241-2691
Fax No.: (505) 241-4386
E-mail: Elisabeth.Eden@pnmresources.com

Address for notices as Administrative Agent:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104
Attention: Dolores Ruland – Loan Operations Dept.
Telephone No.: (201) 413-8629
Fax No.: (201) 521-2304 or (201) 521-2305
E-mail: druland@us.mufg.jp

Address for notices as Credit Contact:

MUFG Union Bank, N.A.
445 South Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attention: Paul Farrell, Managing Director
Telephone No.: (213) 236-5065
Fax No.: (213) 236-4096
Email: pfarrell@us.mufg.jp

Administrative Agent Wiring Instructions:
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
ABA#:   0260-0963-2
A/C #:   97770191
Re:         NM Capital Utility Corporation

EXHIBIT A
FORM OF
PARENT GUARANTY

EXHIBIT A

FORM OF
PARENT GUARANTY

GUARANTY AGREEMENT

This GUARANTY AGREEMENT, dated as of February 1, 2016 (this “Guaranty”), is made by PNM RESOURCES, INC., a New Mexico corporation (the “Guarantor”), in favor of the Lenders (as defined in the Loan Agreement referred to below) and THE BANK OF TOKYO- MITSUBISHI UFJ, LTD., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders (the Lenders and the Administrative Agent being referred to herein, collectively, as the “Beneficiaries” and, individually, as a “Beneficiary”).

PRELIMINARY STATEMENTS

1.    NM Capital Utility Corporation, a Delaware corporation (the “Borrower”), a wholly-owned subsidiary of the Guarantor, is party to a Term Loan Agreement, dated as of February 1, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), with the Beneficiaries. Pursuant to the Loan Agreement, the Lenders have agreed to make certain Loans available to the Borrower on the terms and conditions set forth therein.

2.    The obligation of the Lenders to make Loans to the Borrower pursuant to the Loan Agreement is conditioned upon, among other things, the execution and delivery of this Guaranty by the Guarantor. This Guaranty is referred to as the “Parent Guaranty” in the Loan Agreement.

3.    The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Agreement. The Guarantor is willing to guarantee the Borrower Obligations under the Loan Agreement and the other Loan Documents as hereinafter provided to obtain such benefits.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans under the Loan Agreement and to induce the Beneficiaries to otherwise satisfy their obligations under the Loan Agreement, the Guarantor hereby agrees as follows:

SECTION 1. Guaranty; Limitation of Liability.

(a)    The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise (in each case as provided in the Loan Agreement and the other Loan Documents), of all Borrower Obligations now or hereafter existing under or in respect of the Loan Agreement and the other Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Borrower Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, reimbursement obligations, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, including, without limitation, the obligation of the Borrower to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document (all of the foregoing obligations, collectively, the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by any Beneficiary in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to any Beneficiary under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. The Guarantor further agrees that its guaranty hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Beneficiary to any of the security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Beneficiary in favor of the Borrower or any other Person.

(b)    The Guarantor and, by its acceptance of this Guaranty, each Beneficiary hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of the Guarantor hereunder shall not constitute a fraudulent transfer or fraudulent conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to this Guaranty and the Guaranteed Obligations. To effectuate the foregoing intention, the Beneficiaries and the Guarantor hereby irrevocably agree that the Guaranteed Obligations at any time as to the Guarantor shall be limited to the maximum amount as will result in the Guaranteed Obligations not constituting a fraudulent transfer or fraudulent conveyance as to the Guarantor.

SECTION 2. Guaranty Absolute.

The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Beneficiary with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower or any other guarantor or surety under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of the Borrower or any of its Affiliates;

(e)    any change, restructuring or termination of the corporate, limited liability company or other entity structure or existence of the Borrower or any of its Affiliates;

(f)    any failure of any Beneficiary to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Affiliates now or hereafter known to such Beneficiary (the Guarantor waiving any duty on the part of Beneficiaries to disclose such information);

(g)    the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of the Guarantor, the Borrower or otherwise, all as though such payment had not been made.

SECTION 3. Waivers and Acknowledgments.

(a)    The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)    The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)    The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Beneficiary that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrower or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations.

(d)    The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Beneficiary to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Affiliates now or hereafter known by such Beneficiary.

(e)    The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

SECTION 4. Subrogation.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against the Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the termination of all Commitments in accordance with the Loan Agreement, such amount shall be received and held in trust for the benefit of the Beneficiaries, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to any Beneficiary of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the termination of all Commitments in accordance with the Loan Agreement shall have occurred, the Beneficiaries will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.

SECTION 5. Payments Free and Clear of Taxes, Etc.

(a)    Section 3.13 of the Loan Agreement is incorporated herein by reference as if set forth at length in this Guaranty, mutatis mutandis, provided that each reference to the term “Borrower” shall be deemed to be a reference to the Guarantor.

(b)    Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 5 shall survive the payment in full or termination of the Guaranteed Obligations.

SECTION 6. Representations and Warranties.

(a)    The Guarantor hereby makes for the benefit of the Beneficiaries all of the representations and warranties contained in Section 6 of that certain Third Amended and Restated Term Loan Agreement, dated as of December 21, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “PNMR Loan Agreement”), among the Guarantor, in its capacity as borrower, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (in the form of such representations and warranties (and all defined terms used therein) as they exist on the date of this Guaranty and as they may hereafter be amended from time to time, but only to the extent that the incorporation of any such amendments into this Guaranty has been consented to in accordance with Section 9 hereof), which representations and warranties (and all defined terms used therein) are incorporated herein by reference as if set forth at length in this Guaranty, mutatis mutandis; provided, that each reference to the term “this Loan Agreement” shall be deemed to be a reference to this Guaranty; each reference to the term “Loan Documents” shall be deemed to be a reference to this Guaranty and each other Loan Document (as defined in the Loan Agreement) to which the Guarantor is a party, if any; each reference to the term “Borrower” shall be deemed to be a reference to the Guarantor; and each reference to the term “Administrative Agent” or “Lender” shall be deemed to be a reference to the Beneficiaries; provided, further, that the defined terms contained in the PNMR Loan Agreement that are incorporated by reference in this Section 6(a) (as modified by the foregoing proviso) apply only to the representations and warranties incorporated herein by reference.

(b)    The Guarantor hereby makes for the benefit of the Beneficiaries each of the following additional representations and warranties:

(i)    There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

(ii)    The Guarantor has, independently and without reliance upon any Beneficiary and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from the Borrower on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of the Borrower.

SECTION 7.    Covenants.

(a)    PNMR Loan Agreement. So long as any Commitment is in effect or any portion of the Guaranteed Obligations shall remain unpaid, the Guarantor shall observe and perform all of the covenants contained in Section 7 and Section 8 (other than Section 7.2 and the first sentence of Section 7.9 thereof) of the PNMR Loan Agreement (in the form of such covenants (and all defined terms used therein) as they exist as of the date of this Guaranty and as they may hereafter be amended from time to time, but only to the extent that the incorporation of any such amendments into this Guaranty has been consented to in accordance with Section 9), and all such covenants (and all defined terms used therein) are hereby incorporated and made applicable by reference as if set forth at length in this Guaranty, mutatis mutandis; provided, that each reference to the term “Borrower” shall be deemed to be a reference to the Guarantor; each reference to the term “Administrative Agent”, “Lender” and “Required Lenders” shall be deemed to have the meanings assigned to such terms in the Loan Agreement; and each reference to “Exhibit 7.1(c)” of the PNMR Loan Agreement shall be deemed to be a reference to Exhibit 7.1(c) attached to this Guaranty; provided, further, that the defined terms contained in the PNMR Loan Agreement that are incorporated by reference in this Section 7(a) (as modified by the foregoing proviso) apply only to the covenants incorporated herein by reference.

(b)    Financial Covenant. So long as any Commitment is in effect or any portion of the Guaranteed Obligations shall remain unpaid, the Guarantor shall maintain a ratio of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization that is less than or equal to 0.65 to 1.0. For purposes of such calculation the portion of Consolidated Indebtedness attributable to obligations under Material Leases shall be the net present value (using (A) the discount rate (1) set forth in Schedule 6.19 of the PNMR Loan Agreement (as such Schedule 6.19 is in effect on the date hereof and as hereafter amended from time to time, but only to the extent that any such amendments have been consented to in accordance with Section 9), so long as such Schedule 6.19 specifies the same relevant discount rate as is used in calculating such net present value provided to Moody’s and S&P or (2) used in calculating such net present value provided to Moody’s and S&P or (B) any such other discount rate as shall be proposed by the Guarantor (and agreed upon by the Required Lenders)) of all amounts payable under the Material Leases. As used in this subsection (b), the terms “Consolidated Capitalization”, “Consolidated Indebtedness”, “Material Leases”, “Moody’s” and “S&P” shall have the meanings assigned to such terms in the PNMR Loan Agreement (as such terms, and all related defined terms, exist as of the date of this Guaranty and as they may hereafter be amended from time to time, but only to the extent that the incorporation of any such amendments into this Guaranty has been consented to in accordance with Section 9), and such terms (and all related defined terms) and Schedule 6.19 of the PNMR Loan Agreement are hereby incorporated and made applicable by reference as if set forth at length in this Guaranty, mutatis mutandis; provided, that each reference to the term “Borrower” shall be deemed to be a reference to the Guarantor; provided, further, that the defined terms contained in the PNMR Loan Agreement that are incorporated by reference in this Section 7(b) (as modified by the foregoing proviso) apply only to the financial covenant set forth in this Section 7(b).

(c)    Loan Agreement Covenants. The Guarantor covenants and agrees that, so long as any Commitment is in effect or any portion of the Guaranteed Obligations shall remain unpaid, it will cause the Borrower to perform and observe all of the terms, covenants and agreements set forth in the Loan Agreement on the Borrower’s part to be performed or observed.

(d)    Acknowledgement. Sections 7(a), 7(b) and 7(c) hereof contain (or incorporate by reference) affirmative and negative covenants applicable to the Guarantor. The Beneficiaries acknowledge and agree that any such covenants that require the Guarantor to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

SECTION 8. Notice of Defaults.

(a)    The Administrative Agent hereby agrees to (i) provide written notice to the Guarantor promptly after the Administrative Agent obtains knowledge of the occurrence of any Event of Default, and (ii) provide written notice to the Guarantor (an “Acceleration Notice”) promptly after the acceleration of the outstanding principal amount of the Loans pursuant to Section 9.2 of the Loan Agreement.

(b)    The Guarantor hereby agrees within two (2) Business Days after its receipt of an Acceleration Notice, to pay to the Administrative Agent (for the benefit of the Beneficiaries) the outstanding amount of the Guaranteed Obligations due and payable at such time and all other amounts due and payable by the Guarantor under this Guaranty.

SECTION 9.    Amendments, Etc.

No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Beneficiaries, (a) reduce or limit the obligations of the Guarantor hereunder, release the Guarantor hereunder or otherwise limit the Guarantor’s liability with respect to the Borrower Obligations owing to the Beneficiaries under or in respect of the Loan Documents, (b) postpone any date fixed for payment hereunder or (c) change the number of Beneficiaries or the percentage of (x) the Commitments, or (y) the aggregate unpaid principal amount of the Loans that, in each case, shall be required for the Beneficiaries or any of them to take any action hereunder; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Guaranty.

SECTION 10.    Notices, Etc.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Guarantor, to the address, telecopier number, electronic mail address or telephone number listed below the Guarantor’s name on the signature pages hereto, and if to the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 11.1 of the Loan Agreement; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(a)    Electronic Systems.

(i)The Guarantor agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a

substantially similar Electronic System.

(ii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third- party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Guarantor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Guarantor’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

Change of Address, Etc. Each of the Guarantor and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Guarantor and the Administrative Agent.

SECTION 11.    No Waiver, Remedies.

No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.    Right of Set-off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2 of the Loan Agreement, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Guarantor against obligations and liabilities of the Guarantor to the Lenders hereunder, under the other Loan Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Guarantor hereby agrees that any Person purchasing a participation in the Loans and Commitments pursuant to Section 3.8 or 11.3(d) of the Loan Agreement may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender thereunder.

SECTION 13.    Indemnification.

(a)    Without limitation of any other Guaranteed Obligations of the Guarantor or remedies of the Beneficiaries under this Guaranty, the Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Beneficiary and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms.

(b)    THE GUARANTOR HEREBY ALSO AGREES THAT NONE OF THE INDEMNIFIED PARTIES SHALL HAVE ANY LIABILITY (WHETHER DIRECT OR INDIRECT, IN CONTRACT, TORT OR OTHERWISE) TO THE GUARANTOR OR ANY OF ITS RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ADVISORS, AND THE GUARANTOR HEREBY AGREES NOT TO ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH, ARISING OUT OF, OR OTHERWISE RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS CONSTITUTING GUARANTEED OBLIGATIONS.

(c)    Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of the Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 13 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

SECTION 14.    Subordination.

If any Specified Default (as defined below) shall have occurred and be continuing, the Guarantor agrees to subordinate any and all debts, liabilities and other obligations owed to the Guarantor by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:

(a)    Prohibited Payments, Etc. After the occurrence and during the continuance of any Specified Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), unless the Administrative Agent otherwise agrees, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to the Borrower, the Guarantor agrees that the Beneficiaries shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including, without limitation, all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c)    Turn-Over. After the occurrence and during the continuance of any Specified Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Beneficiaries and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including, without limitation, all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d)    Administrative Agent Authorization. After the occurrence and during the continuance of any Specified Default (including, without limitation, the commencement and continuation of any proceeding under any Debtor Relief Law relating to the Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including, without limitation, any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including, without limitation, any and all Post Petition Interest).

(e)    Specified Default. As used in this Section 14, the term “Specified Default” means (i) any Default pursuant to Section 9.1(a) or Section 9.1(e) of the Loan Agreement or (ii) any Event of Default.

SECTION 15.    Continuing Guaranty; Assignments under the Loan Agreement.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (ii) the date of the termination of all Commitments in accordance with the Loan Agreement, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Beneficiaries and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, each Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Loan Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.3 of the Loan Agreement. The Guarantor shall not have the right to assign or otherwise transfer its rights or obligations hereunder or any interest herein without the prior written consent of the Beneficiaries (and any attempted assignment or transfer by the Guarantor without such consent shall be null and void).

SECTION 16.    Execution in Counterparts.

This Guaranty may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e- mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 17.    Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    The Guarantor hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any Beneficiary may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Guarantor or its Properties in the courts of any other jurisdiction.

(c)    The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document to which it is or is to be a party in any court referred to in paragraph of this Section. The Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. The Guarantor also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such suit, action or proceeding in the manner provided for notices in Section 10. Nothing in this Guaranty or any other Loan Document will affect the right of any Beneficiary to serve process in any other manner permitted by law.

(d)    THE GUARANTOR AND EACH BENEFICIARY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GUARANTOR AND EACH BENEFICIARY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO ANY LOAN DOCUMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THE LOAN DOCUMENTS HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 18.    Severability.

If any provision of this Guaranty is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

SECTION 19.    Captions.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

SECTION 20.    Entire Agreement.

This Guaranty together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.

SECTION 21.    Regulatory Statement.

Pursuant to the terms of an order issued by the New Mexico Public Regulation Commission and a stipulation that has been approved by the New Mexico Public Regulation

Commission, the Guarantor is required to include the following separateness covenants in any debt instrument:

The Guarantor and PSNM are being operated as separate corporate and legal entities. In agreeing to make loans to the Borrower, the Lenders are relying solely on the creditworthiness of the Loan Parties based on the assets owned by the Loan Parties, and the repayment of the loan will be made solely from the assets of the Loan Parties and not from any assets of PSNM; and the Lenders will not take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of PSNM.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUARANTOR

PNM RESOURCES, INC.

By:
Name:
Title:

Address:    414 Silver Ave. SW, MS0905
Albuquerque, NM 87102-3289 Attention:    Elisabeth Eden, Treasurer Telephone No.:    (505) 241-2691
Telecopier No.:    (505) 241-4386
E-mail:        Elisabeth.Eden@pnmresources.com

S-1

Signature Page to Guaranty

AGREED AND ACCEPTED:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent

By:
Name:
Title:

S-2

Signature Page to Guaranty

EXHIBIT 2.1(b)
FORM OF
NOTICE OF BORROWING

TO:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent

RE:
Term Loan Agreement dated as of February 1, 2016 among NM Capital Utility Corporation (the “Borrower”), the Lenders identified therein and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).

DATE:	________________, 2016

1.	This Notice of Borrowing is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.

2.	Please be advised that the Borrower is requesting a Loan on the terms set forth below:

(a)	Principal amount of requested Loan $125,000,000.00

(b)	Date of requested Loan (the “Borrowing Date”) February 1, 2016

(c)	Interest rate applicable to the requested Loan:

(i)	_______ Adjusted Base Rate

(ii)	_______ Adjusted Eurodollar Rate for an Interest Period of:
_______    one month
_______    two months
_______    three months
_______    six months

3.	The undersigned hereby certifies that the following statements will be true on the Borrowing Date:
(a)    The representations and warranties made by the undersigned in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified by materiality is true and correct in all respects) at and as if made as of such date except to the extent any such representation and warranty expressly and exclusively relates to an earlier date (in which case such representation and warranty was true and correct in all material respects (except that any such representation and warranty that is qualified by materiality was true and correct in all respects) as of such earlier date).
(b)     No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Loan made pursuant to this Notice of Borrowing.

(c)     Subsequent to the funding of the requested Loan, the aggregate principal amount of the Loans will not exceed the aggregate amount of the Lenders’ Commitments.
[4.    The undersigned hereby acknowledges and agrees that the Borrower shall indemnify each Lender in accordance with Section 3.14 against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to borrow the Loan requested by the Borrower in this Notice of Borrowing on the Borrowing Date.]1

[5.    The undersigned hereby authorizes the Administrative Agent to deduct from the amount of the requested Loan, and apply such deduction to, (a) the fees payable to the Administrative Agent, for the account of the Arranger, pursuant to the Fee Letter and (b) the fees and expenses of counsel to the Administrative Agent as set forth in an invoice from such counsel delivered to the Borrower prior to the Borrowing Date.]2

NM CAPITAL UTILITY CORPORATION,
a Delaware corporation
By:
Name:
Title:______________________________________

_____________________________
1 Include if requesting a Eurodollar Loan.
2 Any additional deductions should be listed or included on a schedule.

EXHIBIT 2.1(d)
FORM OF TERM NOTE
Lender: ____________ _________, 201__
FOR VALUE RECEIVED, NM Capital Utility Corporation, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent’s Office set forth in that certain Term Loan Agreement dated as of February 1, 2016 (as amended, modified, extended or restated from time to time, the “Loan Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Loan Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement (but, in any event, no later than the Maturity Date), and to pay interest on the unpaid principal amount of the Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of the Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.
This Note is one of the Notes referred to in the Loan Agreement and evidences the Loan made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement and the terms and conditions of the Loan Agreement are expressly incorporated herein and made a part hereof.
The Loan Agreement provides for the acceleration of the maturity of the Loan evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayment of the Loan upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or under this Note in respect of the Loan to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.
NM CAPITAL UTILITY CORPORATION,
a Delaware corporation
By:
Name:
Title:_______________________________________

EXHIBIT 2.3
FORM OF
NOTICE OF CONTINUATION/CONVERSION

TO:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent

RE:
Term Loan Agreement dated as of February 1, 2016 among NM Capital Utility Corporation (the “Borrower”), the Lenders identified therein and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).

DATE:	________________, 201__

1.
This Notice of Continuation/Conversion is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.

2.
Please be advised that the Borrower is requesting that a portion of the current outstanding Loan in the amount of $_______________, currently accruing interest at ____________, be extended or converted as of ________, 201_ at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the extension or conversion of all or part of the existing Loan referenced above shall be:

a.	______ the Adjusted Base Rate

b.	______ the Adjusted Eurodollar Rate for an Interest Period of:
______ one month
______ two months
______ three months
______ six months

4.	As of the date hereof, no Default or Event of Default has occurred and is continuing.
[signature page follows]

NM CAPITAL UTILITY CORPORATION,
a Delaware corporation
By:
Name:
Title:______________________________________

EXHIBIT 4.1(j)
FORM OF
ACCOUNT DESIGNATION LETTER
[Date]
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
[address]
Attention: [________]
Ladies and Gentlemen:
This Account Designation Letter is delivered to you by NM Capital Utility Corporation (the “Borrower”), a Delaware corporation, under Section 4.1(j) of the Term Loan Agreement, dated as of February 1, 2016 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, the Lenders party thereto, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent”).
The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:
A/C#
ABA
Reference:
IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter this [__] day of ________, 20__.
NM CAPITAL UTILITY CORPORATION,
a Delaware corporation
By:
Name:
Title:_______________________________________

EXHIBIT 7.1(c)
FORM OF
COMPLIANCE CERTIFICATE

TO:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent

RE:
Term Loan Agreement dated as of February 1, 2016 among NM Capital Utility Corporation (the “Borrower”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).

DATE:	________________, 201__

Pursuant to the terms of the Loan Agreement, I, ________________, [Title of Financial Officer] of NM Capital Utility Corporation, hereby certify on behalf of the Borrower that, as of the [Fiscal Quarter] [Fiscal Year] ending ______, 201__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Loan Agreement):
a.    No Default or Event of Default exists under the Loan Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
b.    [Attached hereto as Schedule 1 are the [quarterly][annual] financial statements for the fiscal [quarter][year] ended __________, 201__ and such [quarterly][annual] financial statements] [The [quarterly][annual] financial statements for the fiscal [quarter][year] ended _______, 201_, delivered electronically pursuant to the last paragraph of Section 7.1 of the Loan Agreement,]3 fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP[, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements]4.
[signature page follows]

__________________________
3 Use the first bracketed language when delivering paper copies of financial statements and the second bracketed language when delivering financial statements electronically.
4 Include when delivering quarterly financial statements.

NM CAPITAL UTILITY CORPORATION,
a Delaware corporation
By:
Name:
Title:_______________________________________

SCHEDULE 1
TO EXHIBIT 7.1(c)
[QUARTERLY][ANNUAL] FINANCIAL STATEMENTS
[Attached]

EXHIBIT 11.3(b)
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between _________ (the “Assignor”) and ________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________
2.	Assignee:	____________________________ and is an Affiliate/Approved Fund of ___________
3.	Borrower:	NM Capital Utility Corporation, a Delaware corporation
4.	Administrative Agent:	The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the Administrative Agent under the Loan Agreement
5.	Loan Agreement:	Term Loan Agreement dated as of February 1, 2016 among the Borrower, the Administrative Agent, and the Lenders identified therein
6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loan Assigned	Percentage Assigned of Loan
$	$	%

7.	After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Pro Rata Shares and outstanding Loans:

	Pro Rata Share	Outstanding Loans
Assignor
Assignee

8.	Trade Date:	__________________

Effective Date: _____________ ___, 201__

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:______________________________________
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:______________________________________
Consented to and Accepted if applicable:
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Administrative Agent
By:
Name:
Title:___________________________________

Consented to if applicable:

NM CAPITAL UTILITY CORPORATION,
a Delaware corporation

By:
Name:
Title:___________________________________

SCHEDULE 1
TO EXHIBIT 11.3(b)
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.